Exhibit 99.1

PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported a net loss for the fiscal year ended June 30, 2009 of $7.1 million or $1.14 per basic and diluted share as compared to net income of $3.1 million or $0.49 per basic and $0.48 per diluted share for the fiscal year ended June 30, 2008.   The net loss was primarily due to other-than-temporarily impaired pre-tax investment write-downs of $15.97 million recorded during the fiscal year ended June 30, 2009. Net interest and dividend income increased and noninterest expenses decreased compared to the fiscal year ended June 30, 2008, which were partially offset by an increase in the loan loss provision during the fiscal year ended June 30, 2009.  The decrease in tax expense was due to the tax benefit related to the Company’s pre-tax loss resulting from investment write-downs.

Net interest and dividend income increased $616,000 or 5.1% to $12.6 million for the fiscal year ended June 30, 2009 compared to $12.0 million for the fiscal year ended June 30, 2008.  Net interest rate spread increased 42 basis points to 2.46% from 2.04% for the fiscal year ended June 30, 2009 and 2008, respectively.  Net interest margin increased 20 basis points to 2.79% from 2.59% for the same periods.  These increases for the fiscal year were primarily due to the decreases in short-term interest rates implemented by the Federal Open Market Committee, and the resulting repricing of many of the Company’s interest-bearing liabilities.

The provision for loan losses increased $916,000 to $967,000 for the fiscal year ended June 30, 2009 compared to $51,000 for the fiscal year ended June 30, 2008. The ratio of the allowance to gross loans outstanding was 0.82% as of June 30, 2009 compared to 0.72% as of June 30, 2008.  The ratio of the allowance to nonperforming loans was 34.1% as of June 30, 2009 compared to 121.1% as of June 30, 2008.

Noninterest charges totaled $12.6 million for the fiscal year ended June 30, 2009 compared to noninterest income of $3.2 million for the fiscal year ended June 30, 2008.  This was primarily due to write-downs of investments of $15.97 million for the fiscal year ended June 30, 2009 compared to no investment write-downs for the fiscal year ended June 30, 2008.  The write-downs consisted of $9.79 million in private label CMOs, $3.95 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock, $320,000 in CIT Group corporate debt and $1.91 million in Lehman Brothers corporate debt.  This was partially offset by increased BOLI income, net gain on loan sales and brokerage fee income.

Noninterest expense decreased $139,000 or 1.3% to $10.8 million for the fiscal year ended June 30, 2009 compared to $10.9 million for the fiscal year ended June 30, 2008.  Salaries and benefits decreased $198,000 or 3.3% to $5.8 million for the fiscal year ended June 30, 2009 compared to $6.0 million for the fiscal year ended June 30, 2008.  Occupancy expense was $1.172 million for the fiscal year ended June 30, 2009 compared to $1.174 million for the fiscal year ended June 30, 2008.  All other noninterest expenses increased $61,000 or 1.6% to $3.85 million for the fiscal year ended June 30, 2009 compared to $3.79 million for the fiscal year ended June 30, 2008.  The increase in the 2009 FDIC assessment of $632,000 was attributable to the expiration of credits during 2008, an increase in the assessment rate for 2009 and an FDIC-imposed industry-wide five basis point special assessment totaling $221,000 that was accrued during the quarter ended June 30, 2009.

The income tax benefit amounted to $4.6 million for the fiscal year ended June 30, 2009 compared to $1.1 million in income tax expense for the fiscal year ended June 30, 2008. This benefit was primarily due to the investment write-downs, discussed above.

"As with many institutions, the impairment of certain investment securities, including preferred shares of Freddie Mac, had a significant impact on our 2009 operating results. Despite the current adverse market conditions, the Bank continues to show growth in loans of $22.6 million, deposits of $24.4 million and operating results, excluding the impact of the other-than-temporary impairment charges. The Bank remains financially sound and well-capitalized and maintains its long-standing commitment to its customers and the communities it serves," said Thomas A. Borner, Chairman and Chief Executive Officer.

Total assets of the Company decreased to $477.3 million at June 30, 2009 from $494.5 million at June 30, 2008.  Loans increased $22.6 million during the fiscal year ended June 30, 2009 and represented $267.7 million or 56.1% of total assets at June 30, 2009 as compared to $245.2 million or 49.6% of total assets at June 30, 2008.  Securities available for sale decreased $47.2 million during the fiscal year ended June 30, 2009, and represented $164.9 million or 34.5% of total assets at June 30, 2009 as compared to $212.1 million or 42.9% of total assets at June 30, 2008.  Securities held to maturity were $2.0 million at June 30, 2009 compared to no held to maturity securities at June 30, 2008.

Total liabilities of the Company decreased to $437.5 million at June 30, 2009 from $445.1 million at June 30, 2008.  Borrowed funds decreased $31.6 million during the fiscal year ended June 30, 2009, and represented $125.0 million or 26.2% of total assets as of June 30, 2009 as compared to $156.6 million or 31.7% of total assets as of June 30, 2008.  This included a reduction in FHLB borrowings of $29.7 million.  Total deposits increased $24.4 million during the fiscal year ended June 30, 2009, and represented $308.1 million or 64.5% of total assets at June 30, 2009 as compared to $283.7 million or 57.4% of total assets at June 30, 2008.

Stockholders’ equity decreased to $39.8 million at June 30, 2009 from $49.4 million at June 30, 2008, primarily due to the net loss for the fiscal year ended June 30, 2009.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its website at www.putnambank.com.  Investor information is also available at this website.

Statements contained in this release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of June 30,	As of June 30,
Assets	2009	2008
Cash and due from banks	$5,509	$7,026
Federal funds sold	550	1,120
Securities available for sale, at fair value	164,888	212,083
Securities held to maturity, at amortized cost	2,000	-
Federal Home Loan Bank stock, at cost	8,056	7,943
Loans (1)	267,717	245,161
Less: allowance for loan losses	(2,200)	(1,758)
Net Loans	265,517	243,403
Other real estate owned	1,211	-
Premises and equipment	5,159	3,706
Intangible assets	7,563	7,769
Other assets	16,896	11,449
Total Assets	$477,349	$494,499

Liabilities and Stockholders' Equity
Deposits	$308,099	$283,724
Borrowed funds	124,971	156,621
Mortgagors' escrow accounts	1,564	1,423
Other liabilities	2,904	3,294
Total Liabilities	437,538	445,062
Total Stockholders' Equity	39,811	49,437
Total Liabilities and Stockholders' Equity	$477,349	$494,499

(1) Includes loans held-for-sale.

	Fiscal Year Ended June 30,
Income Statements	2009	2008
Interest and dividend income	$25,318	$27,205
Interest expense	12,726	15,229
Net interest and dividend income	12,592	11,976
Provision for loan losses	967	51
Net Interest and dividend income after provision for loan losses	11,625	11,925
Noninterest income	3,283	2,976
Writedown of investments	(15,971)	-
Gain on sale of investments	128	217
Noninterest expense	10,806	10,945
(Loss) Income before income tax (benefit) expense	(11,741)	4,173
Income tax (benefit) expense	(4,610)	1,105
Net (Loss) Income	$(7,131)	$3,068

	At or for the Twelve Months
	June 30,
Financial condition data:	2009	2008
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$450,654	$462,721
Average interest-bearing liabilities	$402,344	$396,262
Average interest-earning assets to average interest-bearing liabilities	112.01%	116.77%
Non-performing loans	$6,449	$1,452
Non-performing loans to total loans (3)	2.41%	0.59%
Allowance for loan losses	$2,200	$1,758
Allowance for loan losses to total loans (3)	0.82%	0.72%
Stockholders' equity to assets	8.34%	10.00%

Selected operating data (1):
Return (loss) on average assets	(1.47%)	0.63%
Return (loss) on average equity	(17.76%)	5.95%
Net interest rate spread	2.46%	2.04%
Net interest margin (2)	2.79%	2.59%
(1) Annualized where appropriate.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Includes loans held-for-sale.

Per share data:
Earnings (loss) per share:
Basic	$(1.14)	$ 0.49
Diluted	$(1.14)	$ 0.48
Book value per share	$6.10	$ 7.57
Market price per share:
High for the fiscal year	$9.50	$ 10.76
Low for the fiscal year	$3.60	$ 7.58
Close at end of fiscal year	$4.85	$ 8.99
Cash dividends declared per share	$0.29	$ 0.31

Weighted-average common shares outstanding:
Basic	6,279,399	6,297,478
Diluted	6,279,399	6,370,683